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Exhibit 5.15

CONSENT OF N. JOHNSON

The undersigned hereby consents to reference to the undersigned's name included or incorporated by reference in the Registration Statement on Form F-10 being filed by IAMGOLD Corporation under the United States Securities Act of 1933, as amended, in connection with (1) the mineral resource estimates for the Buckreef Project in Tanzania; (2) the Kitongo Project in Tanzania; (3) the technical report dated January 18, 2006 entitled "Technical Report on the Buckreef Gold Project"; and (4) the technical report dated January 18, 2006 entitled "Technical Report on the Mupane Gold Project", and to all other references to the undersigned's name included or incorporated by reference in such Registration Statement.

Date: March 9, 2009

/s/ NICOLAS JOHNSON Name: Nicolas Johnson Title: Consulting Geologist Company: Hellman & Scholfield Pty. Ltd.

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  Exhibit 5.15
CONSENT OF N. JOHNSON